[Letterhead]
                                                Grant Thornton


  April 26, 1996

  Securities and Exchange Commission
  Washington, DC 20549

  Re:   Metalclad Corporation
        File No. 0-2000


  Dear Sir or Madam:

  We have read Item 4 of the Form 8-K of Metalclad Corporation dated March 29, 1996, which we received on April 17, 1996, as amended by Form 8-K/A dated April 19, 1996. With respect to the first, second and fourth paragraph of Item 4 of that Form 8-K/A, we agree with the statements contained therein. With respect to the third paragraph of Item 4 of the Form 8-K/A, we believe it should be supplemented and, in part, amended as follows.

  Our reports on the consolidated financial statements of the registrant for the fiscal years ended May 31, 1994 and 1995 did not contain qualified opinions. However, our report dated September 12, 1994 on the consolidated financial statements of the registrant for the year ended May 31, 1994 did contain an explanatory paragraph regarding an uncertainty regarding a workers compensation insurance premium assessment. Also, our report dated August 31, 1995 (except for Note G, as to which the date is September 12, 1995) on the consolidated financial statements of the registrant for the year ended May 31, 1995 contained explanatory paragraphs regarding uncertainties about the company s ability to continue as a going concern and regarding the company not having been granted all necessary governmental authorizations to open and operate its hazardous waste facility in Mexico.

  Very truly yours,

    /s/ Grant Thornton LLP